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                                                                    EXHIBIT 2.3
                                                                    June 2,2004

Noveon International, Inc.
Attn: Christopher R. Clegg, Esq.
9911 Brecksville Road
Cleveland, Ohio 44141-3247

Fried, Frank, Harris, Shriver & Jacobson LLP
Attn:  Christopher Ewan, Esq.
One New York Plaza
New York, New York 10004

      Re:   Merger Agreement Payment Procedures

Ladies and Gentlemen:

This letter shall serve to set forth our agreement regarding the procedures applicable to the payments to be made in respect of Merger Shares and Company Options in connection with the Agreement and Plan of Merger, dated April 15, 2004 (the "Merger Agreement"), by and among The Lubrizol Corporation ("Lubrizol"), Lubrizol Acquisition Corporation and Noveon International, Inc. ("Noveon"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

The following procedures shall apply to payment of the Merger Consideration in respect of Merger Shares pursuant to Sections 2.2(c) and 2.3 of the Merger Agreement and amounts in respect of Company Options pursuant to Section 2.4 of the Merger Agreement:

      - Lubrizol has engaged, or will prior to the Effective Time engage, KeyBank National Association ("KeyBank") to act as the Disbursing Agent in connection with the Merger. KeyBank's engagement as Disbursing Agent will end as of six months after the Effective Time. Lubrizol and Noveon have entered into or will enter into an Escrow and Disbursement Agency Services Agreement with KeyBank relating to KeyBank's duties and obligations as Disbursing Agent (the "Disbursement Agent Agreement").

      - Noveon has provided Lubrizol with a schedule (the "List of Holders and Amounts") that lists all of the holders of Merger Shares and/or Company Options (each, a "Holder") and sets forth the number of Merger Shares and/or Company Options held, and the amount of the payment to be received, by each of them.

      - Noveon has sent to each Holder a letter of transmittal pursuant to which the Holders can surrender their Merger Shares for payment and direct payment for their Company Options pursuant to the Merger Agreement (the "Letter of Transmittal").

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                                                      Noveon International Inc.
                                                                    June 2,2004
                                                                         Page 2

      - Prior to the Effective Time, Noveon, and, after the Effective Time, Fried, Frank, Harris, Shriver & Jacobson LLP ("Fried Frank"), on behalf of the Holders, will be responsible for receiving Letters of Transmittal from the Holders, and will, in consultation with Lubrizol and its counsel, verify that each submitted Letter of Transmittal has been properly executed and is accompanied by all documentation required by the Letter of Transmittal ("Required Documentation"), which includes without limitation, in the case of the surrender of Merger Shares, valid share certificates representing the surrendered Merger Shares or affidavits in respect of lost, stolen or destroyed certificates as provided for in Section 2.3(i) of the Merger Agreement.

      - At least one day prior to the Effective Time, Noveon will provide to Lubrizol and KeyBank a schedule of the Holders entitled to receive payment in respect of Merger Shares and/or Company Options as of the Effective Time and the amount entitled to be received by each Holder (the "Closing Date Payment Schedule"). From time to time after the Effective Time and prior to the date that is six months therefrom, Lubrizol, based on Letters of Transmittal submitted to Fried Frank and delivered to Lubrizol, may provide to KeyBank schedules of the Holders not listed on the Closing Date Payment Schedule that become entitled to receive payment in respect of Merger Shares and/or are entitled to payment in respect of Company Options by having delivered Letters of Transmittal and all Required Documentation (the "Post-Closing Payment Schedules").

      - KeyBank will not make any payments of Merger Consideration in respect of Merger Shares or Company Options until 24 hours following the delivery to Lubrizol and KeyBank of the Closing Date Payment Schedule or delivery to KeyBank of any Post-Closing Payment Schedule, as applicable, which relates to the payments.

      - Noveon and Fried Frank, as applicable, shall provide Lubrizol with copies and, upon the request of Lubrizol, originals of all Letters of Transmittal and all Required Documentation of the Holders that are listed on the Closing Date Payment Schedule or any Post-Closing Payment Schedule, as applicable. If Lubrizol has reasonable grounds to believe that any particular Holder is not entitled to the payment set forth on the Closing Date Payment Schedule or any Post-Closing Payment Schedule, as applicable, Lubrizol may, after giving notice to Fried Frank, instruct KeyBank to withhold payment to the applicable Holder until Lubrizol has been provided with evidence reasonably satisfactory to it of the amount of the payment that the applicable Holder is entitled to receive pursuant to the Merger Agreement.

      - With respect to payments relating to Company Options, the Closing Date Payment Schedule and each Post-Closing Payment Schedule shall specify the amount to be paid to the Holders net of all applicable withholding taxes, which

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                                                      Noveon International Inc.
                                                                    June 2,2004
                                                                         Page 3

            shall be withheld by Noveon and paid by Noveon to the applicable governmental authorities at the time and in the manner required by applicable law.

      - Noveon will not include any Holder or any payment on the Closing Date Payment Schedule if: (a) the Holder and/or the amount of the payment is not set forth on the List of Holders and Amounts, (b) the applicable Holder has not delivered a properly executed Letter of Transmittal and all Required Documentation; or (c) Noveon has reasonable grounds to believe that the applicable Holder's Letter of Transmittal or Required Documentation contains any material error or misstatement of fact or that the applicable Holder is not entitled to the payment set forth on the Closing Date Payment Schedule.

      - On or prior to the Closing Date, Lubrizol will deposit with KeyBank cash in an amount sufficient to pay the Merger Consideration in respect of all Merger Shares and the payments in respect of all Company Options required under the Merger Agreement. No funds will be released by KeyBank to Holders until Lubrizol and Noveon have given joint instructions to KeyBank that the Effective Time has occurred. Subject to the disbursement of such funds under the terms hereof, KeyBank will hold such funds for a period of six months from the Effective Time in accordance with the terms and conditions of the Disbursement Agent Agreement.

      - Subject to the provisions of this letter, the Disbursement Agent Agreement will instruct KeyBank to pay, on the Closing Date but after notification to KeyBank as described above that the Effective Time has occurred, to the Holders listed on the Closing Date Payment Schedule the amounts set forth on the Closing Date Payment Schedule by wire transfer in immediately available funds, direct deposit or by check according to the Holder's instructions in the Letter of Transmittal.

      - Subject to the provisions of this letter, from time to time after the Effective Time, KeyBank will promptly pay the Holders listed on any Post-Closing Payment Schedule the amounts set forth on the Post-Closing Payment Schedule by wire transfer in immediately available funds, direct deposit or by check according to the Holder's instructions in the Letter of Transmittal.

      - KeyBank will serve as Disbursing Agent in accordance with the terms and conditions of the Disbursement Agent Agreement for a period of six months from the Effective Time. Thereafter, any cash remaining with KeyBank shall be returned to the Surviving Corporation, and, subject to the terms and conditions of the Merger Agreement, Holders may look only to the Surviving Corporation for payment of the Merger Consideration and in respect of Company Options.

      - All interest and other earnings on the funds held by the Disbursing Agent will accrue for the benefit of and be paid to Lubrizol, except as provided in clause (ii)

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                                                      Noveon International Inc.
                                                                    June 2,2004
                                                                         Page 4

            of Section 7 of the Disbursement Agent Agreement. No Holder will be entitled to receive interest or any other payment from KeyBank, Noveon, Fried Frank or Lubrizol as a result of any delay in the payment of any Merger Consideration in respect of Merger Shares or any amount in respect of Company Options in connection with the Merger.

To the extent it is inconsistent with the foregoing, the Merger Agreement is hereby amended, but shall otherwise remain in full force and effect in accordance with its terms. In the event of any conflict between the provisions of this letter, on the one hand, and the terms and conditions of the Merger Agreement or the Disbursement Agent Agreement, on the other hand, the provisions of this letter shall control.

If you are in agreement with the provisions of this letter, please sign in the space indicated below.

                      [signatures follow on the next page]

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                                                       Noveon International Inc.
                                                                     June 2,2004
                                                                          Page 5

Sincerely,

The Lubrizol Corporation        Lubrizol Acquisition Corporation

By: /s/ Rosanne S. Potter       By: /s/ Leslie M. Reynolds
   -------------------------    ------------------------------------------------
Name: Rosanne S. Potter         Name: Leslie M. Reynolds
Title: Treasurer                Title: Secretary

AGREED AND ACCEPTED:

Noveon International, Inc.      Fried, Frank, Harris, Shriver
                                & Jacobson LLP

By: /s/ Steven J. Demetriou     /s/ Fried, Frank, Harris, Shriver & Jacobson LLP
   -------------------------    ------------------------------------------------
Name: Steven J. Demetriou
Title: President and Chief
Executive Officer